                                                                       EXHIBIT 7
                                                                       ---------

               IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

                         IN AND FOR NEW CASTLE COUNTY


MENTOR GRAPHICS CORPORATION, an          )    Civil Action No. 16584 NC
Oregon corporation, and MGZ CORP., a     )
Delaware corporation,                    )
                                         )
       Plaintiffs,                       )
                                         )
   v.                                    )
                                         )
QUICKTURN DESIGN SYSTEMS, INC., a        )
Delaware corporation, KEITH R. LOBO,     )
GLEN M. ANTLE, RICHARD C.                )
ALBERDING, MICHAEL R. D'AMOUR,           )
YEN-SON (PAUL) HUANG, DR. DAVID K.       )
LAM, WILLIAM A. HASLER and               )
CHARLES D. KISSNER,

       Defendants.
 ---------------------------------------

                           COMPLAINT FOR DECLARATORY
                             AND INJUNCTIVE RELIEF
                             ---------------------


     Plaintiffs Mentor Graphics Corporation ("Mentor Graphics") and MGZ Corp. ("Purchaser") for their complaint against defendants Quickturn Design Systems, Inc. ("Quickturn"), Keith R. Lobo, Glen M. Antle, Richard C. Alberding, Michael
R. D'Amour, Yen-Son (Paul) Huang, Dr. David K. Lam, William A. Hasler, and Charles D. Kissner ("Director Defendants") allege, upon knowledge as to themselves and their own acts and upon information and belief as to all other matters, as follows:

                             Summary of this Action
                             ----------------------

     1. Earlier today, plaintiff Purchaser commenced a fully-financed, non-coercive, non-discriminatory, all-cash, all-shares tender offer for outstanding shares of Quickturn common stock that are not already owned by Mentor Graphics or Purchaser (the "Tender Offer"). Mentor Graphics also is filing today with the Securities and Exchange Commission (the "SEC") preliminary materials u to solicit agent designation to call a special meeting of Quickturn's stockholders to replace the current members of Quickturn's Board of Directors. This action seeks declaratory and injunctive relief requiring Quickturn to dismantle its takeover defenses, including its "poison pill," and enjoining Quickturn from amending Quickturn's bylaws or taking any other action to thwart the stockholder franchise or to frustrate the efforts of Quickturn's stockholders to call a special meeting and to replace Quickturn's Board of Directors in order to facilitate the Tender Offer.

     2. Quickturn stockholders whose shares are purchased by Purchaser in the Tender Offer will receive $12.125 per share in cash, representing a 51.61/16 premium above the average closing PAGO of Quickturn's stock on the Nasdaq National Market on August 11, 1998, the last full trading day before the first public announcement of Purchaser's commencement of the Tender Offer. The Tender Offer is the initial step in a two-step transaction pursuant to which Purchaser proposes to acquire all of the a shares of Quickturn stock. If successful, the Tender Offer will be followed by a merger or similar business combination with Purchaser or another direct or indirect subsidiary of Mentor Graphics (the "Proposed Merger," and together with the Tender Offer, the "Proposed Acquisition"). Pursuant to the Proposed Merger, it is currently anticipated that each then outstanding share of Quickturn (other then shares owned by Mentor Graphics or any of its subsidiaries or shares held in the treasury of Quickturn) would be converted into the right to receive an amount in cash equal to the price paid in the Tender Offer.

     3. In January 1996, the Board of Directors of Quickturn (the "Quickturn Board") adopted a stockholder rights plan (the "Rights Plan"), commonly known as a "poison pill," which is designed to thwart any acquisition of Quickturn that does not have the approval of the Quickturn Board. The Rights Plan provides the Quickturn Board with the power to prevent summarily the consummation of the fully-financed, all-cash, all-shares, non-coercive. non-discriminatory Tender

Offer. The Rights Plan was adopted without the approval of Quickturn's stockholders and, if it remains in effect and applicable to the Tender Offer, it will restrict the right of Quickturn's stockholders to decide whether to accept a premium offer for their shares and will impose an insurmountable obstacle to Purchaser's consummation of the Tender Offer. Moreover, the Quickturn Board will be able to prevent Mentor Graphics and Purchaser from consummating the Proposed Merger for at least three years unless the Board exempts the Tender Offer from restrictions imposed by Section 203 of the Delaware General Corporation Law ("Section 203").

     4. The Tender Offer is conditioned upon, among other things, (i) the redemption or inapplicability of the Rights Plan; (ii) the exemption of the Tender Offer from Section 203 and (iii) there being validly tendered and not withdrawn prior to the expiration of the Tender Offer that number of Quickturn shares which, when combined with the Quickturn shares owned by Mentor Graphics, Purchaser and their affiliates, represent a majority of the outstanding Quickturn Shares on a fully diluted basis. By failing to take action to satisfy the conditions to the Tender Offer, the individual members of the Quickturn Board have breached their fiduciary duties owed to Quickturn's stockholders under Delaware law. Quickturn's stockholders, including Mentor Graphics and Purchaser, will be irreparably harmed absent relief from this Court.

                                  The Parties
                                  -----------

     5. Plaintiff Mentor Graphics is a Oregon corporation with its principal executive offices in Wilsonville, Oregon. Mentor Graphics manufactures, markets and supports software and hardware Electronic Design Automation ("EDA") products and provides related services which enable engineers to design, analyze, simulate, model, implement and verify the components of electronic systems. Mentor Graphics is the beneficial owner of more than three percent of the outstanding shares of Quickturn common stock.

     6. Plaintiff Purchaser is a newly incorporated Delaware corporation and a wholly-owned subsidiary of Mentor Graphics with its principal executive offices in Wilsonville, Oregon. Purchaser is the record owner of 100 shares of Quickturn common stock.

     7. Defendant Quickturn is a Delaware corporation with its principal executive offices in San Jose, California. According to its most recent Form 10-K, Quickturn "designs, manufactures, sells and supports products that verify the design of integrated circuits ('ICs') and electronic systems."

     8. Defendant Keith R. Lobo has been President, Chief Executive Officer and a director of Quickturn since November 1992.

     9. Defendants Glen M. Antle, Richard C. Alberding, Michael R. D'Amour, Yen-Son (Paul) Huang, Dr. David K. Lam, William A. Hassler and Charles D. Kissner are directors of Quickturn. The Director Defendants, as directors of Quickturn, owe fiduciary duties of loyalty and care to Quickturn's stockholders.

                               FACTUAL BACKGROUND
                               ------------------

A.   The Quickturn Rights Plan
     -------------------------

     10. On or about January 10, 1996, the Quickturn Board approved the adoption of the Rights Plan and declared a dividend of one Preferred Share purchase right (a "Right") for each share of Quickturn stock outstanding as of the close of business on January 22, 1996. The Rights arc distributed and become exercisable for one one-thousandth share of Quickturn's Series A Participating Preferred Stork (the "Series A Preferred") at a price of $50 on the close of business ten days after the earlier of (i) the first date of public announcement that any person (other than Quickturn, any subsidiary of Quickturn or any employee benefit plan of Quickturn or any subsidiary of Quickturn) has acquired or obtained the right to acquire beneficial ownership of 15% or more of Quickturn's common stock (an "Acquiring Person"), or (ii) the publication pursuant to Rule 14-d-2(a) promulgated under the Securities Exchange Act of 1934 (the "Exchange Act") of a tender or exchange offer which, if successful, would result in the beneficial acquisition by any person of 15% or more of

Quickturn's' common stock (the earlier of (i) and (ii) being referred to as the "Distribution Date"). The Rights expire on January 10, 2006, unless earlier redeemed or exchanged by Quickturn.

     11. The primary purpose of the Rights Plan is not to enable the purchase of the Series A Preferred at the greatly inflated price of $50 for each one-thousandth share, but to allow the holder of the Right, under certain circumstances to purchase shares of Quickturn's or an acquiror's common stork at a deep discount. If and when a person becomes an Acquiring Person, all Rights other than those held by the Acquiring Person "flip-in" and each right becomes exercisable for shares of Quickturn common stock equivalent in value to twice the exercise price of the Right. Thus, for the exercise price of $50, the holder of a Right may purchase Quickturn common stock having a market value of $100. If and when Quickturn engages in a merger or a sale of 50% or more of its assets, the Rights "flip-over" and become exercisable for shares of the acquiror's common stock at the same deep discount price of two for the price of one. Thus, stockholders have no economic incentive to exercise the Rights until a person triggers the "flip-in" and/or "flip-over" provisions by becoming an Acquiring Person.

     12. The Rights are not exercisable for shares of Quickturn's common stock if, prior to any person becoming an Acquiring Person, the Quickturn Board declares that the tender or exchange offer is a "Permitted Offer." A Permitted Offer is a tender or exchange offer, issued pursuant to Section 14(d) of the Exchange Act, made when "Continuing Directors" are in office, and determined to be, in the opinion of a majority of Continuing Directors, "both adequate and otherwise in the best interests of the Company and its stockholders (taking into account all factors that such Continuing Directors deem relevant)."

     13. The Quickturn Board may redeem the Rights, at a redemption price of $.01 per Right, any time prior to the close of business on the earlier of (i) the tenth day following the date of public announcement of the fact that an Acquiring Person has become such, or (ii) January 10, 2006; provided, however, that once a stockholder becomes an Acquiring Person, the Rights may be redeemed by the Quickturn Board only if Continuing Directors remain on the Board and the redemption is approved by a majority of the Continuing Directors. Continuing Directors are (i) persons serving on the Quickturn Board prior to the date of the adoption of the Rights Agreement who are not associated or affiliated with an Acquiring Person, or (ii) persons nominated or elected to the Quickturn Board with the approval of the majority of the Continuing Directors after the date of the adoption of Rights Plan who are not associated or affiliated with an Acquiring Person.

     14. Purchaser's acceptance of shares tendered pursuant to its Tender Offer will result in it becoming an Acquiring Person, will make the Rights exercisable for shares of Quickturn's common stock at a discount of 50% of their market value, will make the Tender Offer economically infeasible for Purchaser to accomplish, and will deprive Quickturn's stockholders of the ability to tender their shares unless the Quickturn Board redeems the Rights or exempts Purchaser's Tender Offer from the triggering provisions of the Rights Plan by declaring that the Tender Offer is a "Permitted Offer."

B.   The Delaware Business Combination Statute
     -----------------------------------------

     15. Section 203 of the Delaware General Corporation Law, entitled "Business Combinations with Interested Stockholders," applies to any Delaware corporation that has not opted out of the statute's coverage. Quickturn has not opted out of the statute's coverage.

     16. Section 203 was designed to impede coercive and inadequate tender and exchange offers. Section 203 provides that if a person acquires 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder"), such interested stockholder may not engage in a "business combination" with the corporation (defined to include a merger or consolidation) for three years after becoming an interested stockholder, unless: (i) prior to the 15% acquisition, the board of directors has approved either the acquisition resulting in the stockholder becoming an interested stockholder or the business combination; (ii) the interested stockholder acquires 85% of the corporation's voting stock in the same transaction in which it crosses the 15% threshold; or (iii) on or subsequent to the date of the 15% acquisition, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders (and not by written consent) by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     17. Application of Section 203 to the Proposed Acquisition will delay the Proposed Merger for at least three years. Accordingly, three years of the substantial benefits of the Proposed Acquisition will be forever lost. Additionally, any number of events could occur within those three years that would prevent the Proposed Merger altogether.

C.   The "Quasi-California Corporation" Statute
     ------------------------------------------

     18. Section 2115 ("Section 2115") of the California General Corporation Law (the "CGCL") provides that if a foreign corporation has (i) more than one-half of the average of the corporation's property, payroll and sales in California, and (ii) more than half of its outstanding securities held by persons with California addresses, then such foreign corporation shall be subject to certain enumerated provisions of the CGCL, as set forth in Section 2115(b), to the exclusion of the law of the jurisdiction in which the corporation is incorporated. Corporations with these characteristics and, thus, subject to the specified provisions of the CGCL, are commonly referred to as "quasi-California" corporations. For the purpose of determining whether a foreign corporation is a "quasi-California" corporation,
Section 2115(a) provides that any securities held int he names of broker-dealers, nominees for broker-dealers, banks, associations, or other entities holding securities in a nominee name or otherwise on behalf of a beneficial owner shall not be considered outstanding, unless the foreign corporation requests such nominee holders to certify the number of shares held by beneficial owners and the addresses of beneficial owners for whom securities are held.

     19. Exempt from classification as a "quasi-California" corporation pursuant to Section 2115(c) are corporations "with outstanding securities designated as qualified for trading as a national market security on [NASDAQ] if the corporation has at least 800 holders of its equity securities as of the record date of its most recent annual meeting of shareholder." Upon information and belief, plaintiffs believe that Quickturn has at least 800 stockholders and, as a corporation with outstanding securities qualified for trading on NASDAQ as a national market security, would not be a "quasi-California" corporation and would not be subject to the provisions of the CGCL identified in Section 2115(b). Such provisions include, but are not limited to:

          a. Section 303, which restricts the ability of stockholders to remove directors without cause;

          b. Section 708, which provides stockholders a right to cumulative voting in the election of directors;

          c.   Section 710, which permits supermajority voting requirements;

          d.   Section 1101, which imposes limitations on mergers; and

          e. Chapter 12, which applies to all transactions termed "reorganizations" as defined in the CGCL, which includes mergers and/or acquisitions financed by the exchange of equity securities.

     20. If Quickturn were to qualify as a "quasi-California" corporation, application of the enumerated provisions of the CGCL would hamper and delay the consummation of the Proposed Acquisition. For example, Section 1101(e) prohibits a majority stockholder holding more than 50% but less than 90% of the outstanding shares of a quasi-California corporation from consummating a cash-out merger.

     21. While plaintiffs believe that Quickturn is not currently a "quasi-California" corporation, the Quickturn Board could undertake one of several transactions which would increase its percentage of stock held by California residents and/or decrease its total number of stockholders, thereby removing Quickturn from the exemption provided by Section 2115(c) and transforming Quickturn into a "quasi-California" corporation. Such actions would interfere with the consummation of the Proposed Acquisition despite the benefits of the transactions to the Quickturn stockholders.

D.   The Response to the Proposed Acquisition
     ----------------------------------------

     22. Despite the clear-cut and significant economic benefits for the Quickturn stockholders, Quickturn, by the Chairman of the Quickturn Board, Glen
M. Antle ("Antle"), has indicated that Quickturn will not accept the Proposed Acquisition.

     23. On August 11, 1998, Dr. Walden C. Rhines ("Rhines"), Mentor Graphics' Chief Executive Officer, met with Antle. At this meeting, Rhines presented Mentor Graphics' proposal to acquire Quickturn. Rhines also delivered a letter to Antle outlining Mentor Graphics' proposal to acquire all outstanding shares of Quickturn common stock at a price of $12.125 per share in a negotiated transaction. Rhines further advised Antle that Mentor Graphics' proposal was not subject to any financing conditions. Rhines also advised Antle that, depending on the results of Mentor Graphics' due diligence review of Quickturn, Mentor Graphics would consider offering more value for the outstanding shares of Quickturn. While Antle stated that he would communicate the offer to the Quickturn Board, he stated that he was unwilling to accept the offer or to cause Quickturn to remove its takeover defense or to cause Quickturn to refrain from taking actions to prevent the consummation of the Tender Offer.

E.   Mentor Graphics' Solicitation Of Agent Designations To Call
     A Special Meeting And To Replace Quickturn's Board Of Directors
     ---------------------------------------------------------------

     24. In light of Quickturn's unwillingness to accept Mentor Graphics' proposal, the current Quickturn Board cannot be expected to facilitate the Proposed Acquisition, but can be expected to maintain Quickturn's anti-takeover devices and to actively oppose the Proposed Acquisition. because Quickturn has declined to accept the substantial benefits of the Proposed Acquisition, Mentor Graphics has been forced to take its offer directly to the Quickturn stockholders by soliciting agent designations and by causing Purchaser to commence the Tender Offer.

     25. Mentor Graphics is filing today with the SEC preliminary soliciation materials in connection with its solicitation of agent designations from Quickturn's stockholders to call a special meeting of the Quickturn stockholders for the purpose of replacing the Director Defendants with individuals nominated by Mentor Graphics. If elected, the Mentor Graphics nominees intend, subject to their fiduciary duties, to redeem the Rights (or amend the Rights Plan to make the Rights inapplicable to the Tender Offer and the Proposed Merger), approve the Tender Offer and the Proposed Merger under Section 203, and take such other actions as may be required to facilitate the prompt consummation of the Proposed Acquisition.

     26. Mentor Graphics is in the course of soliciting agent designations to call a special meeting of Quickturn's stockholders to occur approximately 45 days after the call of the meeting is delivered to Quickturn (the "Special Meeting"). Section 2.3 of Quickturn's bylaws provides that [a] special meeting of the stockholders may be called at any time by . . . one or more stockholders holding shares in the aggregate entitled to cast not less than ten percent (10%) of the votes at that meeting." In accordance with Quickturn's bylaws, Mentor Graphics believes that (i) a special meeting may be called by the holders of not less than 10% of the Quickturn shares on the date the agent designations are delivered to Quickturn; (ii) the stockholders calling the meeting, not the Board, have the right to fix the date and time of the Special Meeting, (iii) agent designations shall remain in effect until revoked or unless the person executing such agent designation is not the record holder of Quickturn shares on the date the Special Meeting is called; and (iv) absent prior action by the Quickturn Board, the record date for the Special Meeting shall be the date next preceding the date on which the designated agents give notice of the Special Meeting.

     27. In furtherance of the solicitation of agent designations to call the Special Meeting, Purchaser is demanding that Quickturn produce a list of its stockholders and related stocklist materials.

     28. The efforts by Mentor Graphics and Purchaser to convene the Special Meeting of Quickturn's stockholders comply with Delaware law and Quickturn's bylaws as they presently exist. These bylaw provisions, with which Mentor Graphics has complied fully and with which it will continue to comply, authorize the holders of ten percent of Quickturn's common stock to call a special meeting.

     29. Mentor Graphics believes that (i) the date for determining stockholders entitled to call the Special Meeting and to submit agent designations in connection therewith shall be the date that the Special meeting is actually called, and (ii) the stockholders, not the Company Board, have the right to fix the date and time of the Special Meeting and give notice thereof. Therefore, following receipt of the requisite number of agent designations, the designated agents will call the Special Meeting, fix the date and time of the Special Meeting and give notice of the Special Meeting.

     30. Mentor Graphics intends also to solicit proxies for the Special Meeting so that, upon proposals by Mentor Graphics, the Director Defendants may be removed from the Quickturn Board, the authorized number of Quickturn directors may be reduced from eight to five, and five individuals nominated by Mentor Graphics may be elected to the Quickturn board of directors. At the Special Meeting, Quickturn's stockholders also will be presented with a proposal by Mentor graphics to repeal bylaws adopted subsequent to March 30, 1998 -- the last bylaws filed as an exhibit to Quickturn's Form 10-K for the year ended December 31, 1997, filed with the Securities and Exchange Commission on March 30, 1998 and prior to the adoption of any bylaw proposals presented at the Special Meeting.

     31. Mentor Graphics believes that, in the absence of inequitable conduct by Quickturn, Quickturn's stockholders will act to call the Special meeting and, at such meeting, will replace Quickturn's current directors with Mentor Graphics' nominees and, if necessary, will take other actions designed to negate inequitable conduct by the Quickturn Board undertaken to impede the Proposed Acquisition.

     32. Because Mentor Graphics' solicitation of agent designations and solicitation of proxies in reliance on Quickturn's current bylaws threaten the incumbency of Quickturn's Board of Directors, Mentor Graphics believes that Quickturn may seek to impose a constrained interpretation of the current bylaws or purport to amend the bylaws in order to delay the Special Meeting or frustrate the ability of Quickturn's stockholders to exercise their voting rights. Any determinations by Quickturn that Mentor graphics has not complied with Quickturn's existing bylaws would lack a good faith basis. Any amendments to Quickturn's bylaws or other manipulations of corporate machinery having the effect of hindering the ability of Quickturn's stockholders to exercise their rights as they currently exist would serve no legitimate purpose and would clearly constitute unlawful entrenchment by the Director Defendants in violation of their fiduciary duties under Delaware law.

                               IRREPARABLE INJURY
                               ------------------

     33. The unlawful actions of Quickturn, including its failure to accept the Proposed Acquisition, its failure to redeem the Rights Plan and its failure to exempt the Tender Offer from Section 203, are preventing its stockholders from receiving the benefits of the Proposed Acquisition and are thereby causing and will cause Quickturn's stockholders irreparable harm. Unless the Quickturn Board is restrained by this Court, the substantial benefits of the Proposed Acquisition may be forever lost. The injury to Mentor Graphics and Purchaser will not be compensable in money damages and plaintiffs have no adequate remedy at law.

                                    COUNT 1
                                    -------

                  (Breach of Fiduciary Duty; The Rights Plan)
                   -----------------------------------------

     34. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 33 as if fully set forth herein.

     35. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     36. In light of the superior value offered to Quickturn stockholders by the Proposed Acquisition, there is no legitimate reason for the Quickturn Board to retain the Rights Plan. The

Director Defendants' failure to redeem the Rights or to render the Rights Plan inapplicable to the Proposed Acquisition deprive Quickturn's stockholders of the right to maximize their wealth by selling their Quickturn shares at the premium price offered by the Proposed Acquisition.

     37. The Director Defendants' failure to redeem the Rights or to render the Rights Plan inapplicable to the Proposed Acquisition has no economic justification, serves no legitimate purpose, and is not a reasonable response to the Tender Offer and/or the Proposed Merger, which pose no threat to the interests of Quickturn's stockholders or to Quickturn's corporate policy and effectiveness. As such, the actions of the Director Defendants are in breach of the fiduciary duties the Director Defendants owe to Quickturn's stockholders under applicable Delaware law.

     38.  Mentor Graphics and Purchaser have no adequate remedy at law.

                                    COUNT II
                                    --------

                    (Breach of Fiduciary Duty:  Section 203)
                     --------------------------------------

     39. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 38 as if fully set forth herein.

     40. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     41. The Board of Directors of Quickturn is empowered by Section 203 to render the statute inapplicable to the Proposed Acquisition by approving the Tender Offer.

     42. In light of the superior value offered to Quickturn stockholders by the Proposed Acquisition, there is no legitimate reason for the Quickturn Board of Directors to fail to approve the Tender Offer or to fail to take any other steps necessary to render Section 203 inapplicable to the Proposed Acquisition. Such failures only have the effect of withholding from Quickturn stockholders the right to maximize their wealth by selling their Quickturn shares at the premium price offered by the Proposed Acquisition.

     43. The Director Defendants' failure to approve the Tender Offer or otherwise render Section 203 inapplicable to the Proposed Acquisition have no economic justification, serve no legitimate purpose, and are not reasonable responses to the Proposed Acquisition, which poses no threat to the interests of Quickturn's stockholders or to Quickturn's corporate policy and effectiveness. As such, the actions of the Director Defendants are in breach of the fiduciary duties the Director Defendants owe to Quickturn's stockholders under applicable Delaware law.

     44.  Mentor Graphics and Purchaser have no adequate remedy at law.

                                   COUNT III
                                   ---------

           (Declaratory and Injunctive Relief:  Section 2115 of the
            -------------------------------------------------------

                      California General Corporation Law)
                      ----------------------------------

     45. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 44 as if fully set forth herein.

     46. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     47. The Tender Offer is non-coercive and non-discriminatory, it is fair to Quickturn stockholders, it poses no threat to Quickturn's corporate policy and effectiveness, and it represents a substantial premium over the market price of Quickturn common stock prior to the public announcement of the Tender Offer.

     48. Any action which would bring Quickturn within the provision of Section 2115 of the California General Corporation Law and thereby hinder and/or delay the consummation of the Proposed Acquisition would be a breach of the Director Defendants' fiduciary duties to Quickturn's stockholders.

     49.  Mentor Graphics and Purchaser have no adequate remedy at law.

                                    COUNT IV
                                    --------

          (Declaratory and Injunctive Relief:  Anti-Takeover Devices)
           ---------------------------------------------------------

     50. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 49 as if fully set forth herein.

     51. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     52. The Tender Offer is non-coercive and non-discriminatory, it is fair to Quickturn's stockholders, it poses no threat to Quickturn's corporate policy and effectiveness, and it represents a substantial premium over the market price of Quickturn common stock prior to the public announcement of the Tender Offer.

     53. Adoption of any defensive measures against the Tender Offer, the Proposed Merger, Mentor Graphics' solicitation of agent designations, Mentor Graphics' solicitation of proxies, or that would prevent a future board of directors from exercising its fiduciary duties -- including, but not limited to, amendments to the Rights Plan, amendments to Quickturn's bylaws, pursuit of alternative transactions with substantial break-up fees and/or lock-ups, "White Knight" stock issuances, changes to licensing agreements, or executive compensation arrangements with substantial payments triggered by a change in control -- would itself be a breach of the Director Defendants' fiduciary duties to Quickturn stockholders.

     54.  Mentor Graphics and Purchaser have no adequate remedy at law.

                                    COUNT V
                                    -------

       (Declaratory and Injunctive Relief:  The Call of Special Meeting)
        ---------------------------------------------------------------

     55. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 54 as if fully set forth herein.

     56. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     57. Mentor Graphics' solicitation of agent designations to call the Special Meeting complies and will comply with Quickturn's bylaws as currently enacted. Mentor Graphics' disclosures regarding the agent designations, which are being filed today with the SEC, are complete and accurate. Any action by Quickturn to eliminate or hinder the procedure for or ability of its stockholders to call the Special Meeting, or to dispute Mentor Graphics' method of determining whether it has obtained sufficient unrevoked agent designations to call the Special Meeting, or to affect the selected date of the call, or to refuse to recognize the date of the call, or to fail to recognize the fix of the date and time of the Special Meeting set forth in the call, or to interfere with Mentor Graphics giving notice of the Special meeting, or to impede consideration by Quickturn's stockholders at the Special Meeting of Mentor Graphics' proposals would impermissibly impede and/or delay Quickturn's stockholders from exercising their rights. Any such action would delay and/or thwart the exercise of stockholder voting rights without compelling justification and would thereby cause irreparable harm.

     58.  Mentor Graphics and Purchaser have no adequate remedy at law.

                                    COUNT VI
                                    --------

         (Declaratory and Injunctive Relief:  Nomination of Directors)
          -----------------------------------------------------------

     59. Plaintiffs repeat and reallege each and every allegation set forth in paragraphs 1 through 58 as if fully set forth herein.

     60. The Director Defendants owe Quickturn's stockholders the highest duties of care, loyalty and good faith.

     61. Mentor Graphics' actions to provide proper notice of its intent to nominate directors for election at the Special Meeting called by Quickturn's stockholders and Mentor Graphics' solicitation of proxies in connection with such election will comply with Quickturn's bylaws as currently enacted. Any action by Quickturn to hinder the ability of Mentor Graphics to propose its nominees at the Special Meeting, including, but not limited to, any actions to amend the notification procedures, would impermissibly impede and/or delay Quickturn's stockholders from exercising their rights. Moreover, any action to negate the effectiveness of Mentor Graphics' upcoming properly delivered notification of its stockholder proposals and its director nominees would eviscerate the ability of Quickturn's stockholders to change the composition of the Quickturn Board at the Special Meeting. There cannot possibly be compelling justification for any such action which would guarantee that the incumbent Board could always and continuously frustrate the purposes of and/or delay a special meeting with the effect of preventing the election of stockholder-nominated directors. Any such action would delay and/or thwart the exercise of stockholder voting rights without compelling justification and would thereby cause irreparable harm.

     62.  Mentor Graphics and Purchaser have no adequate remedy at law.

     WHEREFORE, plaintiffs respectfully request that this Court:

          a. declare that the Director Defendants have breached their fiduciary obligations to Quickturn stockholders under Delaware law by failing to redeem the Rights in response to the Tender Offer;

          b. compel Quickturn and its Director Defendants to redeem the Rights or to render the Rights Plan inapplicable to the Proposed Acquisition;

          c. declare that the Director Defendants have breached their fiduciary obligations to Quickturn stockholders under Delaware law by failing to render Section 203 inapplicable to the Proposed Acquisition;

          d. compel the Director Defendants to approve the Proposed Acquisition for purposes of Section 203 and enjoin them from taking any action to enforce or apply Section 203 that would impede, thwart, frustrate or interfere with the Proposed Acquisition;

          e. temporarily, preliminarily and permanently enjoin Quickturn, its employees, agents and all persons acting on its behalf or in concert with it from taking any action with respect to the Rights Plan, except to redeem the Rights or render the Rights Plan inapplicable to the Tender Offer, and from adopting any other Rights Plan or other measures, or taking any other action designed to impede, or which has the effect of impeding, the Tender Offer or the efforts of Mentor Graphics to acquire control of Quickturn;

          f. declare that the taking of any action to bring Quickturn within the provisions of Section 2115 of the California General Corporation Law, thereby impeding, thwarting, frustrating or interfering with the Proposed Acquisition, constitutes a breach of the Director Defendants' fiduciary duties;

          g. enjoin Quickturn and the Director Defendants from taking any action which would bring Quickturn within the provisions of Section 2115 of the California General Corporation

Law and thereby have the effect of impeding, thwarting, frustrating or interfering with the Proposed Acquisition;

          h. temporarily, preliminarily and permanently enjoin defendants, their affiliates, subsidiaries, officers, directors and all others acting in concert with them or on their behalf from bringing any action concerning the Rights Plan, Section 203, or Section 2115 in any other court;

          i. declare that the adoption of any measure that has the effect of impeding, thwarting, frustrating or interfering with the Tender Offer, the Proposed Merger, Mentor Graphics' solicitation of agent designations, Mentor Graphics' call of the Special Meeting, Mentor Graphics' notice of the Special Meeting, Mentor Graphics' notification of its director nominees, or Mentor Graphics' solicitation of proxies, or Mentor Graphics' nomination of directors or presentation of proposals at the Special Meeting constitutes a breach of the Director Defendants' fiduciary duties;

          j. enjoin Quickturn and the Director Defendants from adopting any measure that has the effect of impeding, thwarting, frustrating or interfering with the Tender Offer, the Proposed Merger, Mentor Graphics' solicitation of agent designations, Mentor Graphics' call of the Special Meeting, Mentor graphics' notice of the Special Meeting, Mentor Graphics' notification of its director nominees, Mentor Graphics' solicitation of proxies, or Mentor Graphics' nomination of directors or presentation of Proposals at the Special Meeting;

          k. enjoin Quickturn and the Director Defendants from taking any action to delay, impede, postpone or thwart the voting or other rights of Quickturn's stockholders in connection with the Special Meeting or otherwise;

          l. compel Quickturn and the Director Defendants to recognize the ability of Quickturn's stockholders, holding on the date of the call of the Special Meeting shares entitled to cast not less than ten percent of votes at such Special Meeting, to call and provide notice of a Special

Meeting at the date and time set forth in the call and for the purposes set forth in the call and notice of the Special Meeting;

          m. declare that the date for determining stockholders entitled to call the Special Meeting and to submit Agent Designations in connection therewith shall be the date that the Special Meeting is actually called and that agent designations shall remain valid until revoked upon notice to Mentor Graphics or unless the person executing the agent designation is not the holder of Quickturn common shares on the date the Special Meeting is called;

          n. declare that Mentor Graphics' and Purchaser's disclosures in connection with its solicitation of agency designations and proxies for the Special Meeting are complete and accurate;

          o. award plaintiffs their cost and disbursements in this action, including reasonably attorneys' and experts' fees; and

          p. grant plaintiffs such other and further relief as this Court may deem just and proper.

                              /s/  Kevin G. Abrams by CG Dearlove
                          ------------------------------------------
                          Kevin G. Abrams
                          Thomas A. Beck
OF COUNSEL:               Catherine G. Dearlove
                          Holly June Stiefel
Christopher L. Kaufman    Thad J. Bracegirdle
David A. York             Richards, Layton & Finger
Latham & Watkins          One Rodney Square
75 Willow Road            P.O. Box 551
Menlo Park, CA  94025     Wilmington, DE  19899
(650) 328-4600            (302) 658-6541
                          Attorneys for Plaintiffs
Fredric J. Zepp
Latham & Watkins
505 Montgomery Street
San Francisco, CA  94111
(415) 391-0600

H. Steven Wilson
Latham & Watkins
2100, 701 B Street
San Diego, CA  92101-8197
(619) 236-1234

Dated:  August 12, 1998

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